EXHIBIT 10.1

23 May 2008

Mr. Michael Nolan
Chief Executive Officer
Terra Nova Financial Group, Inc.
100 South Wacker Drive, Suite 1550
Chicago, IL 60606

Dear Michael,
                    Thank you for allowing SolomonEdwardsGroup, LLC (SEG) to provide Terra Nova Financial Group, Inc. ("Terra Nova" or "Company") with interim Chief Financial Officer ("CFO") management services in support of your ongoing business operations. We truly appreciate your continued interest in our firm and our ability to provide an integrated suite of professional services in support of your business objectives.

About SolomonEdwardsGroup, LLC
                    SEG is an accounting and financial management services firm headquartered in Philadelphia, Pennsylvania with regional offices in Atlanta, Chicago, Dallas/Fort Worth, Houston, Kansas City, New Jersey, Washington, D.C. and an international network of affiliates in over 100 countries. SEG is uniquely positioned to offer Terra Nova a comprehensive suite of solutions that will enable it to achieve its finance, accounting and compliance objectives. SEG consultants bring high level experience and counsel to business-critical finance and accounting projects, implementations and strategic initiatives to drive quality business outcomes. Most are CPAs and many are MBAs with industry, Big Four or other public accounting firm experience. We provide talent, perspective and action in the following areas:

Accounting Operations
•	Transaction Processing
•	General Ledger Accounting & Reporting
•	Process Improvement
•	Financial System Assessment & Optimization

Business Performance
•	Business Intelligence
•	Financial Planning & Budgeting
•	Due Diligence
•	Transaction Support & Integration

Resource Management
•	Contingency & Retained Search
•	Interim Resources
•	Training

•	Organizational Assessment & Design
•	Project Management

Risk and Regulations
•	SEC, IFRS & US GAAP
•	Tax
•	Internal Audit
•	Corporate Governance (Sarbanes Oxley)
•	Technology Risk
•	Fraud & Forensics

Scope and Nature of Work
                    The services to be provided will be to provide interim CFO services to assist with the Company's business operations by providing an individual to serve on an interim basis as CFO and Treasurer. The goal of providing this service will be to focus on areas that will drive improvements to increase net margin from the current levels. Emphasis will be on financial and operations analysis to determine ways to optimize the efficiency and profitability of the business operations. SEG will be responsible for analyzing financial and operational data and processes to find ways to maximize the value of the business and position it to take advantage of opportunities in a consolidating market. Business profitability analysis, process improvement, and uncovering operations opportunities to save cost will be provided. Financial analysis, key performance metrics (KPIs) and reporting to assess revenue and profitability performance (by customer, type, volume, etc.), trading operations process/activities, and expenses of the Company will be reviewed and improvement opportunities developed in ways to drive financial performance improvement. The Interim CFO will also work with Gregg Fuesel and the Company's accounting group and management team to review and sign the SEC filings for the Company beginning with the 10Q for the second quarter ending on June 30, 2008. All required SEC filings leading up to this filing will be the responsibility of the previous CFO and management team. Terra Nova agrees that Jon Walsh will have coverage under Terra Nova's Directors and Officers insurance policy and indemnify him from the risks associated with the undertaking of his responsibilities as interim CFO.

Consultant
                    The interim CFO services to be provided by SEG under this Agreement will be provided through the person of John Walsh ("Walsh" or "the consultant") who will be provided office space and attend the Company's offices at 100 S. Wacker Drive, Chicago, Illinois to perform the services. SEG shall be solely liable and responsible for paying the compensation and benefits of Walsh, including without limitation providing any workers compensation or unemployment insurance benefits. SEG will indemnify and defend the Company, its officers, directors, employees and agents from and against any claim by Walsh for compensation or benefits allegedly earned or due for services provided to the company under this Agreement. In the event SEG is unable to provide services through Walsh, SEG will immediately notify the Company and suggest other individuals with sufficient experience and training to provide the services contemplated hereunder, though in no event will SEG provide services through an individual other than Walsh except with the written consent of the Company to such other individual. The Company may terminate this Agreement immediately upon written notice if SEG is unable or unwilling for any material amount of time to supply Walsh's services under this Agreement. Terra Nova agrees to add Walsh specifically to its Directors and Officers insurance policy and indemnify him from the risks associated with the responsibility undertaken by him under this Agreement. The parties do not intend and the consultant shall not be deemed a third party beneficiary of this Agreement.

Fees and Billing Information
                    SEG is pleased to offer Terra Nova the services contemplated hereunder at the discounted rate of $225 per hour for each hour worked by Walsh for the Company under this Agreement. SEG offers this discounted bill rate for the project at Terra Nova for the duration of this engagement including any renewal term regardless of any changes that may be made to SEG standard bill rates in the future. Walsh's normal weekly work schedule and hours billed shall be determined by the mutual agreement of SEG and Terra Nova.

Term and Termination
                    The term of this Agreement will begin on 23 May 2008 and last through and including 31 December 2008. The term shall automatically renew for consecutive additional one month periods unless one party sends the other ten (10) days' written notice of non-renewal. The Company may terminate this Agreement at any time during the initial term without cause by sending written notice to SEG a minimum of 45 days prior to the date of termination.

Other Provisions
                    This Agreement, together with the attached Appendix 1 contains the entire and complete understanding and intent of the parties as to its subject matter and supersedes any and all prior or contemporaneous understandings, agreements, discussions or offers, whether written or oral. Specifically, this Agreement supersedes and replaces that certain agreement between the parties with effective date of 1 May 2008 under which SEG provided accounting and financial consulting services to the Company. This Agreement may not be modified, altered or amended except by a subsequent written instrument signed by both parties. Any provision of this Agreement, which is found to be illegal or invalid shall be severed and removed from this Agreement and shall not affect the legality or validity of the remaining provisions. This Agreement shall be an agreement for personal services to be provided by SEG through Walsh and no portion of SEG's rights and obligations shall be subcontracted, assigned or performed by an agent of SEG other than Walsh except with the express, prior written consent of Terra Nova. All notices required or permitted to be sent hereunder shall be in writing. This Agreement shall be governed and construed according to the laws of the State of Illinois without regard to any choice of law provision contained therein.

                    If the terms and conditions of this agreement are satisfactory to you, please sign two copies of this letter and return one of them to SEG. Michael, we look forward to working with you and we truly appreciate your confidence and your business.

Sincerely,

Brian G. Markley, CPA
Managing Director
SolomonEdwardsGroup, LLC

The undersigned party hereby accepts the above agreement and terms of engagement.

________________________________________
Michael Nolan
Chief Executive Officer
Terra Nova Financial Group, Inc.

Appendix 1: SEG Standard Terms & Conditions

                    A. Changes in scope of the Services dictated by Terra Nova Financial Group, Inc. ("Client") and changing conditions of law or delays or other events beyond SEG's reasonable control, including events described below, may require contract price and/or date of performance revisions to be agreed upon by both parties. In the event that performance on the part of either party is delayed or suspended as a result of circumstances beyond its reasonable control such as Acts of God or other force major event, and without its fault or negligence, then the period of performance and term of this Agreement shall be extended to the extent of any such delay and neither party shall incur any liability to the other party as a result of such delay or suspension.

                    B. SEG's performance hereunder is contingent upon the reasonable cooperation of Client, including the supply to SEG of adequate resources and information as mutually agreed upon pursuant to this Agreement. If any delays in SEG's performance occur as a result of failure or untimely performance by Client and/or vendors, the term of this Agreement shall be extended to the extent of any such delay and SEG shall not incur any liability to Client as a result of such delay. If such delays last for thirty days or more, SEG shall be entitled to terminate this Agreement by giving written notice to Client, such termination to be effective on the date indicated in said notice.

                    C. SEG will exercise due professional care and competence in the performance of the Services. SEG will operate as an independent contractor and not as an agent of Client. Neither SEG nor its employees, suppliers or agents shall be deemed under any circumstances to be agents, employees or servants of Client. Client must provide SEG with written notice of any deficiencies in the Services within ninety (90) days of completion of the Services. For any breach of the above warranty so notified to SEG, Client's exclusive remedy, and SEG's entire liability, shall be the re-performance of the Services at no additional charge.

                    D. Except for direct damages arising from SEG's gross negligence or willful misconduct, to the fullest extent permitted by applicable law, the total aggregate liability to Client of SEG and its consultants and subcontractors, collectively, regardless of whether such liability is based on breach of contract, tort, strict liability, breach of warranties, failure of essential purpose or otherwise, under this Agreement or with respect to the Services shall be limited to direct damages in an amount not to exceed the fees paid by Client to SEG under this Agreement. If SEG is working on a multi-phase engagement for Client, SEG's liability shall be limited to direct damages in an amount not to exceed the fees paid to SEG for that particular phase that gives rise to the liability. The above limitation shall not apply to death, bodily injury, or injury to physical property caused by SEG's negligence. In no event shall either party be responsible for consequential, indirect, special or punitive damages.

                    E. Neither party shall disclose Confidential Information (as hereinafter defined) of the other party. The receiving party shall use the same degree of care as it uses to protect its own confidential information of like nature, but no less than a reasonable degree of care, to maintain in confidence the confidential information of the disclosing party. The foregoing obligations shall not apply to any information that (i) is at the time of disclosure, or thereafter becomes, part of the public domain through a source other than the receiving party, (ii) is subsequently learned from a third party that does not impose an obligation of confidentiality on the receiving party, (iii) was known to the receiving party at the time of disclosure, (iv) is generated independently by the receiving party, or (v) is required to be disclosed by law, subpoena or other process. A party shall immediately notify the other in the event the first party believes that it is required to disclose any confidential or proprietary information of the other party due to any applicable law, rule, regulation or court mandate. In addition, each party will comply with all applicable privacy laws and regulations concerning personal identifier information of third parties that it may learn or be exposed to in the course of this Agreement. SEG represents and warrants that it will obtain the written agreement of Walsh to abide by these confidentiality provisions to the same extent as they are applicable to SEG itself. Each party acknowledges and agrees that breach of its obligations under this non-disclosure provision would cause material harm to the other which would not be adequately compensated by money damages. Therefore, a party shall be entitled to seek and obtain injunctive or other equitable relief against the other in the event of a breach or threatened breach of this confidentiality provision.

                    F. Approval. Deliverables and reports provided to Client by SEG will be reviewed and approved by the representatives appointed by Client. Client shall accept or reject each deliverable or report within fifteen (15) days of receipt. Each such deliverable and report shall be deemed accepted unless rejected in writing within fifteen (15) days following delivery thereof. Acceptance shall not be unreasonably withheld. Any rejection shall be in writing and specifically state the manner in which the deliverable or report is materially defective. For purposes of this Agreement, fifteen (15) days shall constitute a reasonable period for the Client to determine acceptance of SEG's performance. SEG shall use commercially reasonable efforts to make the modifications necessary to correct such material defects.

                    G. Taxes and Payment. Any applicable taxes incurred in connection with the Services or Deliverables (except for taxes imposed on income) will be billed to, and paid by, Client, in addition to fees. SEG invoices will be issued weekly based on the hours completed during the previous week. Client will pay SEG upon receipt of invoice.

                    H. Non-Solicitation of Personnel. Client shall not solicit for employment any SEG full-time employee or contractor who is involved in the performance of this Agreement during the term of this Agreement and for a period of six (6) months following its termination except as may be agreed to in writing by both parties. If Client hires any SEG full-time employee during this six month period, a hiring fee of 50% of the full-time employee's annual compensation will be immediately due and payable. If Client hires any SEG contractor during this six month period, a hiring fee of 25% of the contractor's annual compensation will be immediately due and payable.

                    I. Arbitration / Litigation: Either party may petition an appropriate court for equitable relief under this agreement, otherwise any controversy of claim arising out of or relating to this agreement or the Services (including any such matter involving any parent, subsidiary, affiliate, successor in interest of agent of the Client or of SEG) shall be submitted to binding arbitration. The arbitration proceedings shall be conducted under the then-current Commercial Arbitration Rules of the American Arbitration Association, before a panel of three disinterested arbitrators with appropriate technical credentials, knowledge and experience concerning the subject matter of this Agreement. The arbitration proceeding shall be conducted in the State of Illinois. Unless the arbitrators for good cause determine otherwise, each party shall each bear one-half of the fees and expenses of the arbitrators and shall bear its own costs and attorneys' fees in connection with the arbitration proceedings. The arbitrators shall not have the authority to grant specific performance. All such matters shall be governed by the substantive laws of the State of Illinois, without regards to its conflicts of laws.

                    J. Any consultation or recommendation either written or verbal provided by SEG with respect to technical accounting or regulatory compliance should not be construed by Client as opinions rendered in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). All decisions regarding the application of generally accepted accounting standards or compliance with applicable laws or regulations including compliance with SEC reporting requirements are the responsibility of Client management and should be made subject to audit within the scope of attestation procedures performed by the Client's independent accountant in the normal course of business. SEG Consultants will not render an opinion on financial statements, nor sign on behalf of SEG to any financial statement or tax return while on assignment for Client.

                    K. Client's engagement of SEG should in no way be construed as assurance that the Client will obtain an unqualified opinion from its external auditors under the provisions of Section 404 of the Sarbanes-Oxley Act. As prescribed by the Sarbanes-Oxley Act, the responsibility for designing and maintaining an internal control environment that supports accurate and timely financial reporting resides entirely with Client management. SEG will provide to the best of its abilities, guidance as to efforts that management may consider in an effort to achieve its strategic and compliance objectives. At all times, recommendations provided to management from SEG should only be evaluated by management in conjunction with its overall business objectives and any work completed or information gathered by management outside the scope of this engagement. Any management decisions arising from said recommendations are considered to be solely the responsibility of Client management.